Bay Banks of Virginia Reports 1st Quarter 2017 Results

RICHMOND, Va., April 28, 2017 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK) (the "Company") reported a loss of $177,000 for the quarter ended March 31, 2017 compared to earnings of $524,000 for the same quarter in 2016.

"We are very proud to report that we met our goal of $500 million in total assets during the first quarter. We have also completed our merger with Virginia BanCorp as of April 1, 2017. Our combined banks are now operating as Virginia Commonwealth Bank, which has made us the fifth largest community bank headquartered in Richmond," said Randal R. Greene, President and Chief Executive Officer. He continued, "Customers will receive communications as we prepare for the systems integration. The net loss in the first quarter was anticipated as merger-related expenses were recognized as well as our investment associated with expansion of our Richmond market operations."

HIGHLIGHTS FOR THE QUARTER

  The loss was $(0.04) per share for the first quarter of 2017 compared to earnings of $0.12 per share for the prior quarter and $0.11 per share for the first quarter of 2016.
  Annualized loss on average assets was (0.14)% for the first quarter of 2017 compared to annualized earnings on average assets of 0.48% for the prior quarter and 0.47% for the first quarter of 2016.
  Merger-related and severance costs were $471,000 during the first quarter, which is equivalent to approximately $0.07 per share after tax.
  Total loans grew by $19.9 million, or 5.2%, during the first quarter of 2017.
  Total deposits grew by $782,000, or 0.2%, during the first quarter of 2017.
  Total assets grew by $17.5 million, or 3.6%, during the first quarter of 2017.
  The first quarter's net interest margin was 3.45% compared to 3.45% for the prior quarter and 3.35% for the first quarter of 2016.

FIRST QUARTER NET INCOME

  Net interest income increased by 3.0%, or $114,000, on a linked-quarter basis and increased by 12.1%, or $420,000, compared to the first quarter of 2016.
  Provision for loan losses increased by $310,000 on a linked-quarter basis, and by $225,000 compared to the first quarter of 2016.
  Noninterest income decreased by 35.6%, or $473,000 on a linked-quarter basis, and was unchanged compared to the first quarter of 2016.
  Noninterest expense increased by 11.4%, or $497,000, on a linked-quarter basis, and by 31.8%, or $1.1 million, compared to the first quarter of 2016.

The increase in net interest income for the first quarter of 2017 compared to the first quarter of 2016 was driven by an increase in interest income of $444,000 while interest expense increased by $24,000. The improved interest income was driven by growth in loan balances and improved yields on investment securities, which offset reductions in loan yields.

Non-interest income for the first quarter of 2017 was unchanged as compared to the same period last year and amounted to $857,000. This amount is down as compared to $1.3 million for the fourth quarter of 2016, which was primarily due to reduced net gains from the sale of investment securities and loans combined with losses associated with other real estate owned.

Non-interest expense totaled $4.8 million and $3.7 million for the first quarter of 2017 and 2016, respectively. Merger related expenses during the first quarter totaled approximately $300,000, plus $171,000 in severance costs. Other changes in non-interest expense included a $605,000 increase in salaries and benefits due primarily to $250,000 in performance-related and hiring bonuses, the aforementioned $171,000 of severance expense associated with the merger, $102,000 primarily for new hires in the Richmond market, $69,000 in deferred compensation expense and $42,000 in residential lending commissions as the result of loan growth.

NET INTEREST MARGIN

  Net interest margin was 3.45% this quarter compared to 3.45% on a linked-quarter basis and 3.35% for the first quarter of 2016.
  Yield on earning assets increased to 4.26% this quarter compared to 4.23% on a linked-quarter basis and increased from 4.20% for the first quarter of 2016, primarily due to improved yields on investments.
  Cost of funds increased to 0.82% this quarter compared to 0.80% on a linked-quarter basis and 0.88% for the first quarter of 2016.

The improvement in net interest margin is primarily due to increases in yields in the investment portfolio and higher loan fees. On a linked-quarter basis, the increased cost of funds was due to tactical use of FHLB advances to support loan growth, while improvements in yields on earning assets offset the increased cost of funds.

ASSET QUALITY

  As a percentage of tier 1 capital plus the allowance for loan losses, total classified assets increased to 26.9% as of March 31, 2017, compared to 26.0% for the prior quarter-end but decreased from 30.4% as of March 31, 2016.
  Total classified assets increased to $12.1 million, an increase of $393,000 on a linked-quarter basis and a decrease of $1.0 million compared to March 31, 2016.
  Nonperforming assets increased to $8.3 million, an increase of $462,000 during the first quarter and an increase of $651,000 since March 31, 2016.
  Nonperforming assets represented 1.64% of total assets as of March 31, 2017, compared to 1.60% for the prior quarter-end and 1.70% as of March 31, 2016.
  Annualized net loan charge-offs (recoveries) as a percent of average loans were 0.06% during the first quarter, compared to (0.26)% during the prior quarter and 0.09% during the first quarter of 2016.
  Allowance for loan losses decreased to 0.99% of total loans as of March 31, 2017, from 1.00% for the prior quarter-end and from 1.17% at March 31, 2016.
  Coverage of loan loss reserves to non-performing loans was 68.6% as of March 31, 2017, compared to 72.9% at the prior quarter-end and 84.8% at March 31, 2016.

During the first quarter of 2017, non-performing assets, excluding troubled debt restructures (TDRs), increased by $462,000 to $8.3 million, or 1.6% of total assets. Classified assets increased by $393,000 during the same period to $12.1 million, or 26.9% of tier 1 capital plus the allowance for loan losses. Net loan charge-offs totaled $60,000 during the first quarter of 2017, or 0.06% of average total loans, compared to 0.02% during the first quarter of 2016.

BALANCE SHEET AND CAPITAL

  Total assets grew by 3.6% to $504.2 million as of March 31, 2017.
  Tangible common equity as a percent of tangible assets decreased to 7.93% from 8.24% on a linked-quarter basis, and from 8.67% at March 31, 2016.
  The tier 1 leverage ratio decreased to 8.41% this quarter compared to 8.67% last quarter and 8.80% at March 31, 2016.

During the first quarter of 2017, total assets increased by $17.5 million. This was due to an increase of $19.9 million in the loan portfolio which was funded mainly by an increase of $25.0 million in FHLB advances.

For additional details on the Company's financial results for the quarter ended March 31, 2017, please refer to the Selected Financial Data attached.

MERGER

On April 1, 2017, the Company and Virginia BanCorp, Inc. ("Virginia BanCorp"), a bank holding company conducting substantially all of its operations through its subsidiary Virginia Commonwealth Bank, completed a merger (the "Company Merger"). The Company is the surviving corporation and shareholders of Virginia BanCorp received 1.178 shares of the Company's common stock for each share of Virginia BanCorp common stock they owned immediately prior to the Company Merger, for a total of 4,586,397 shares of the Company's common stock valued at approximately $40.5 million. As of the closing of the Company Merger, the Company's legacy shareholders owned approximately 51% of the outstanding stock of the Company and former Virginia BanCorp shareholders owned approximately 49% of the outstanding stock of the Company.

Immediately after the Company Merger, Virginia Commonwealth Bank merged with and into the Bank of Lancaster (the "Bank Merger"). Immediately after the Bank Merger, Bank of Lancaster changed its name to Virginia Commonwealth Bank. Banking operations are being consolidated and are expected to be completed during the fourth quarter of 2017.

Combined merger-related costs during the first quarter of 2017 were $808,000, and accumulated combined merger-related costs including the fourth quarter of 2016 were $1.8 million. Annual non-interest cost savings of the combined companies are anticipated to be approximately 14% from 2016 levels.

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and Bay Trust Company. Founded in the 1930's, Virginia Commonwealth Bank and former Bank of Lancaster, are now combined and headquartered in Richmond, Virginia. With 19 banking offices located throughout the Richmond market area, the Northern Neck region, the Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Suffolk, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.

This report contains statements concerning the Company's expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements may constitute "forward-looking statements" as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, the ability to successfully implement integration plans associated with the Virginia BanCorp merger, which integration may be more difficult, time-consuming or costly than expected, the ability to achieve the cost savings and synergies contemplated by the merger within the expected timeframe, disruptions to customer and employee relationships and business operations caused by the merger, changes in interest rates, general economic conditions, the legislative/regularity climate, monetary and fiscal policies of the U. S. Government, including policies of the U. S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, acquisitions and dispositions, and accounting principles, polices and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made.

Selected Financial Data
Quarters ended:	3/31/2017	12/31/2016	9/30/2016	6/30/2016	3/31/2016
(in thousands except for per share and share amounts)
BALANCE SHEET
Assets	$ 504,207	$ 486,710	$ 468,274	$ 468,339	$ 447,837
Loans receivable	405,261	385,400	368,563	351,302	349,742
Deposits	382,500	381,718	377,975	379,029	356,613
Loans to deposits	106.0%	101.0%	97.5%	92.7%	98.1%

CAPITAL
Common equity	$ 41,617	$ 41,705	$ 41,948	$ 41,212	$ 40,440
Regulatory capital	51,826	51,726	51,069	50,017	49,983
Total common equity to assets	8.25%	8.57%	8.96%	8.80%	9.03%
Tangible common equity to tangible assets (non-GAAP)*	7.93%	8.24%	8.61%	8.45%	8.67%
Tier 1 Leverage Ratio	8.41%	8.67%	8.60%	8.74%	8.80%

PROFITABILITY MEASURES
Interest Income	$ 4,798	$ 4,635	$ 4,555	$ 4,392	$ 4,354
Interest Expense	914	865	889	881	890
Net Interest Income	$ 3,884	$ 3,770	$ 3,666	$ 3,511	$ 3,464
Provision for (recovery of) Loan Losses	190	(120)	259	183	(35)
Net Interest Income after Provision/Recovery	$ 3,694	$ 3,890	$ 3,407	$ 3,328	$ 3,499
Noninterest Income	857	1,330	1,338	1,084	858
Noninterest Expense	4,849	4,352	3,565	3,636	3,680
Income (Loss) before Taxes	$ (298)	$ 868	$ 1,180	$ 776	$ 677
Income Taxes	(121)	297	326	190	153
Net Income (Loss)	$ (177)	$ 571	$ 854	$ 586	$ 524
Return on Average Assets	-0.14%	0.48%	0.72%	0.51%	0.47%
Return on Average Equity	-1.70%	5.46%	8.14%	5.74%	5.24%
Net interest margin	3.45%	3.45%	3.40%	3.37%	3.35%
Yield on earning assets	4.25%	4.23%	4.22%	4.21%	4.20%
Cost of funds	0.82%	0.80%	0.83%	0.86%	0.88%

PER SHARE DATA
Basic Earnings (Loss) per share (EPS)	($0.04)	$0.12	$0.18	$0.12	$0.11
Average basic shares outstanding	4,776,800	4,774,856	4,774,856	4,774,856	4,774,856
Diluted Earnings (Loss) per share (EPS)	($0.04)	$0.12	$0.18	$0.12	$0.11
Diluted average shares outstanding	4,776,800	4,816,071	4,797,521	4,794,783	4,791,139
Book value per share	$8.69	$8.73	$8.79	$8.63	$8.47
Tangible book value per share (non-GAAP)*	$8.21	$8.25	$8.32	$8.24	$8.08
Period-end shares outstanding	4,787,356	4,774,856	4,774,856	4,774,856	4,774,856

ASSET QUALITY
Classified assets	$ 12,076	$ 11,683	$ 12,090	$ 12,666	$ 13,109
Classified assets to Tier 1 capital + ALL	26.86%	25.99%	27.34%	29.34%	30.39%
Non-performing assets (excluding TDR's)	$ 8,256	$ 7,794	$ 7,800	$ 8,004	$ 7,605
Non-performing assets to total assets	1.64%	1.60%	1.67%	1.71%	1.70%
Net charge-offs (recoveries)	$ 60	$ (242)	$ 38	$ 743	$ 81
Net charge-offs to average loans	0.06%	-0.26%	0.03%	0.85%	0.09%
Loan loss reserves to non-performing loans	68.61%	72.89%	74.29%	66.14%	84.77%
Loan Loss Reserve to Loans	0.99%	1.00%	1.02%	1.01%	1.17%

* Tangible equity and tangible assets are net of goodwill.